Exhibit 5.1

[Letterhead of Drinker Biddle & Reath LLP]

              September 28, 2007

Panolam Industries International, Inc.
20 Progress Drive
Shelton, CT 06484

    Re:
    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Panolam Industries International, Inc., a Delaware corporation (the "Company"), Panolam Industries, Inc., a Delaware corporation ("PII"), Pioneer Plastics Corporation, a Delaware corporation ("Pioneer"), Nevamar Holding Corp., a Delaware corporation ("Nevamar"), Nevamar Holdco, LLC, a Delaware limited liability company ("Holdco"), and Nevamar Company, LLC, a Delaware limited liability company ("Nevamar Company" and, together with PII, Pioneer, Nevamar, Holdco and Nevamar Company, the "Guarantors"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to (i) $151,000,000 aggregate principal amount of the Company's 10 3/4% Senior Subordinated Notes due 2013 (the "Exchange Notes") and (ii) the guarantees of the Exchange Notes by the Guarantors (the "Guarantees").

        The Exchange Notes and the Guarantees are being offered in exchange for (i) the Company's outstanding $151,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2013 (the "Initial Notes") and (ii) the Guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company and the Guarantors in accordance with the terms of the Indenture dated as of September 30, 2005 among the Company, PII and Pioneer and Wells Fargo Bank, National Association, as Trustee (the "Trustee") (the "Base Indenture"), as supplemented by the First Supplemental Indenture dated April 3, 2006 among the Company, Nevamar, Holdco and Nevamar Company and the Trustee (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture").

        For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation, by-laws, certificate of organization or limited liability company agreement of the Company and each Guarantor, each as amended to date, the Indenture, the form of the Exchange Notes, resolutions adopted by the Board of Directors or Board of Managers of the Company and the Guarantors and such other agreements, instruments, documents and records relating to the Company, the Guarantors and the issuance of the Exchange Notes and the Guarantees as we have deemed appropriate. In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Company or any Guarantor, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company.

        As to various questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company's management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

        Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

  1.
  When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will have been legally issued and fully paid and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

  2.
  When the Exchange Notes are duly issued, authenticated and delivered against surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantees will have been legally issued and fully paid and will constitute valid and legally binding obligations of each of the Guarantors.

        Our opinions are limited by (i) the application of equitable principles (whether considered in a proceeding at law or in equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and (ii) the effect of bankruptcy, insolvency, liquidation, receivership, reorganization, moratorium and other laws now or hereafter in effect affecting the enforcement or waiver of creditors' rights and remedies (including those relating to fraudulent conveyances and transfers).

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ DRINKER BIDDLE & REATH LLP Drinker Biddle & Reath LLP